Exhibit 4.6

Execution Copy

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of May 30, 2006 by and among:

1. Trina Solar Energy Holding Limited Co., a Cayman Islands exempted company (the “Company”).

2. Changzhou Trina Solar Energy Co. Ltd., a wholly foreign-owned enterprise established by the Company under the laws of the People’s Republic of China (the “WFOE”).

3. Mr. Gao Jifan (People’s Republic of China identification number 22014196501151579), Trina International Investment Co., Ltd.), Ms. Wu Chunyan, and Perseverance International Investment Co. Ltd. (each a “Founder”, collectively, referred to herein as the “Founders”).

4. Each of the persons listed on Exhibit A and any other persons who shall have purchased Series A Shares (as defined below) pursuant to the Purchase Agreement (as defined below), and become signatories to this Agreement (collectively, the “Investors” and each, an “Investor”).

5. Each of the persons listed on Exhibit B and any other persons who shall have become signatories to this Agreement pursuant to Section 5.6 hereof (collectively, the “Shareholders” and each, a “Shareholder”, and collectively with the Company, the WFOE and the Investors, the “Parties”).

RECITALS

A. The Investors have agreed to purchase from the Company, and the Company has agreed to sell to the Investors, certain Series A preferred shares, par value US$0.00001 per share, of the Company (the “Series A Shares”), on the terms and conditions set forth in that certain Series A Preferred Share Purchase Agreement dated as of April 28, 2006 by and among the Company, the WFOE and the Investors, as amended to date (the “Purchase Agreement”);

B. the Company and certain of the Investors had previously entered into that certain Shareholders Agreement dated as of April 28, 2006 (the “Prior Agreement”);

C. the Purchase Agreement provides that the execution and delivery of this Agreement by the Parties shall be a condition precedent to the consummation of the transactions contemplated under the Purchase Agreement; and

D. pursuant to Section 6.2 of the Prior Agreement, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in order to, inter alia, induce certain of the Investors to purchase the Series A Shares pursuant to the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Information Rights; Board Representation.

1.1 Information and Inspection Rights.

(a) Information Rights.

(i) Each of the Company, the WFOE and (each a “Group Company” and collectively, the “Group Companies”) covenants and agrees that for so long as any Series A Shares issued under the Purchase Agreement remain outstanding, the Group Companies will deliver, or cause to be delivered, to each holder of the Series A Shares:

(A) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, consolidated income statements, statements of cash flows and balance sheets for the Group Companies for, and as of the end of, such fiscal year, all prepared in English and prepared in accordance with International Financial Reporting Standards applied on a consistent basis (“IFRS”), and audited and certified by a firm of independent certified public accountants of recognized international standing and reputation selected by the Company, and a management report regarding the business of the Group Companies, including a comparison of financial results with corresponding annual and quarterly budgets (a “Management Report”);

(B) as soon as practicable, but in any event within forty-five (45) days after the end of each fiscal quarter of the Company, unaudited consolidated income statements, statements of cash flows and balance sheets for the Group Companies for, and as of the end of, such fiscal quarter, prepared in accordance with IFRS, and a Management Report, all prepared in English;

(C) as soon as practicable, but in any event within fifteen (15) days of the end of each month, unaudited consolidated income statements, statements of cash flows and balance sheets for the Group Companies for, and as of the end of, such month, prepared in accordance with IFRS, and a Management Report, all prepared in English;

(D) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, an annual operating budget and strategic business plan for each of the Group Companies for the succeeding fiscal year, all prepared in English; and

(E) as soon as practicable, but in any event within ten (10) business days after the receipt of a request from such holder (unless otherwise prohibited by governmental delay), such other information as such holder shall request in writing.

(ii) Each of the Group Companies further covenants and agrees that it will deliver, or cause to be delivered, to each holder of any then outstanding Series A Shares issued pursuant to the Purchase Agreement (or any other securities of the Company issued in exchange for or upon conversion of such Series A Shares):

(A) as soon as practicable, but in any event within three (3) business days after the filing or submission of any reports or other documents by any Group Company with any material governmental authority or securities exchange copies of any such reports or documents so filed or submitted;

(B) as soon as practicable, but in any event within three (3) business days after providing such information to any holder of any securities of the Group Company, copies of all other documents or other information sent to any such holders; and

(C) as soon as practicable, but in any event within three (3) business days after receipt of a request from such holder, copies of the then current versions of this Agreement and the Purchase Agreement, as well as the then current versions of all material documents relating to (x) any subsequent debt or equity financings of any of the Group Companies, (y) the management and operations of any of the Group Companies, (z) any covenants, obligations, or rights of any of the Group Companies which may, either directly or indirectly, affect the rights and obligations of such holder as a holder of the Series A Shares (in all cases, as amended and restated to date and bearing the signatures of all parties to such documents or agreements and, in the case of any constituent document of any Group Company, stamped and endorsed by the relevant governmental authority).

(b) Inspection Rights. Each of the Group Companies further covenants and agrees that for so long as any Series A Shares are outstanding, the representatives of each holder of Series A Shares (as may be appointed by each such holder in its sole discretion) shall have (i) the right to inspect facilities, records and books of any Group Company and any of their respective subsidiaries (as well as making copies of any such records and books) at any time during regular working hours on reasonable prior notice to the applicable Group Company, respectively, and (ii) the right to discuss the business, operations and conditions of any Group Company and any of their respective subsidiaries with their respective directors, officers, employees, accountants, legal counsel and investment bankers.

(c) Termination of Rights. The information rights set forth in Section 1.1(a)(i) above and the inspection rights set forth in Section 1.1(b) above shall terminate upon consummation of the firm underwritten public offering of the ordinary shares of the Company (“Ordinary Shares”) in the United States, that has been registered under the United States Securities Act of 1933, as amended from time to time, including any successor statutes (the “Securities Act”), or in a similar public offering of the Ordinary Shares in another jurisdiction which results in the Ordinary Shares trading publicly on a recognized regional or national securities exchange (the “Initial Public Offering”). For the avoidance of doubt, the information rights set forth in Section 1.1 (a)(ii) above shall not terminate upon, and shall survive, the Initial Public Offering.

1.2 Board of Directors.

(a) The number of members of the Company’s Board of Directors (the “Board”) shall be as set forth in the Company’s Second Amended and Restated Memorandum of Association and the Company’s Second Amended and Restated Articles of Association (collectively, and as may be amended from time to time, the “Restated Articles”), which number of members shall not be changed except pursuant to an amendment to the Restated Articles.

(b) For so long as Milestone Solar Holdings I Limited, Milestone Solar Holdings II Limited, IPROP Holdings Limited, Triumph Sky Technology Limited, Accurate Group Holdings Limited (each a company organized under the laws of the British Virgin Islands) and VDCI SA (a company organized under the laws of Luxembourg) or any of their respective affiliates holds any Series A Shares (or any other securities of the Company exchanged therefor or issued upon conversion thereof), at each election of members of the Board in which holders of the Series A Shares are voting together as a single and separate class, each Party shall vote all of its Series A Shares at any regular or special meeting of members (or by written consent), to elect to the Board one (1) individual designated by Milestone Solar Holdings I Limited (the “Milestone Director”) in accordance with the Restated Articles. The Milestone Director shall initially be Qiu Liping.

(c) For so long as Indopark Holdings Limited, a company organized under the laws of Republic of Mauritius or any of its affiliates (“Merrill Lynch”), holds any Series A Shares (or any other securities of the Company exchanged therefor or issued upon conversion thereof), at each election of members of the Board in which holders of the Series A Shares are voting together as a single and separate class, each Party shall vote all of its Series A Shares at any regular or special meeting of members (or by written consent), to elect to the Board one (1) individual designated by Merrill Lynch (the “Merrill Lynch Director”) in accordance with the Restated Articles. The Merrill Lynch Director shall initially be David Lee.

(d) For so long as Realm Investments Limited, a Jersey company or any of its affiliates (“Realm”), holds any Series A Shares (or any other securities of the Company exchanged therefor or issued upon conversion thereof), at each election of members of the Board in which holders of the Series A Shares are voting together as a single and separate class, each Party shall vote all of its Series A Shares at any regular or special meeting of members (or by written consent), to elect to the Board one (1) individual designated by Realm (the “Realm Director” and collectively, with the Milestone Director and the Merrill Lynch Director, the “Series A Directors”) in accordance with the Restated Articles. The Realm Director shall initially be Dr. Sven M. Hansen.

(e) For so long as the Investors hold any Series A Shares, at each election of members of the Board in which holders of the Ordinary Shares are voting together as a single and separate class, each Party shall vote all of its Ordinary Shares at any regular or special meeting of members (or by written consent), to elect to the Board, three (3) individuals designated by the Founders (the

“Management Directors”), one of whom shall be the WFOE’s Chief Executive Officer and the other two shall be members of the executive management of the WFOE, and three (3) individuals designed by the majority in interest of the existing Shareholders (excluding any Shareholders controlled by the Founders (the “Existing Shareholder Directors” and collectively, with the Management Directors, the “Ordinary Share Directors”). The Management Directors shall initially be GAO Jifan, WU Chunyan, and GAO Jiqing. The Existing Shareholder Directors shall initially be LIU Canfang, SHI Jianwei and YIP Lai Shing.

1.3 Vacancy and Replacement. Any member of the Board may be removed therefrom with or without cause in the manner allowed by law and the Restated Articles but, with respect to any director designated pursuant to Section 1.2(a) or (b) above, only upon the vote or written consent of the Party entitled to designate such director. Any vacancy caused by such removal or a resignation shall be filled in accordance with Section 1.2 above.

1.4 Committees. For so long as the Investors hold any Series A Shares, the Board shall take all necessary actions to establish and maintain the following special committees of the Board.

(a) The Board shall establish and maintain an audit committee (the “Audit Committee”) consisting of three (3) members of the Board, (i) one of whom shall be one of the Series A Directors, (ii) one of whom shall be on of the Management Directors, and (iii) one of whom shall be one of the Existing Shareholder Directors.

(b) The Board shall establish and maintain a compensation committee (the “Compensation Committee”) consisting of three (3) members of the Board, (i) one of whom shall be one of the Series A Directors, (ii) one of whom shall be on of the Management Directors, and (iii) one of whom shall be one of the Existing Shareholder Directors. The Compensation Committee shall act by majority vote of its members and its powers shall include the power to grant equity awards and options to employees, review and approve the salaries and other compensation of the executive officers of the WFOE and its subsidiaries, including incentive compensation, and deferred compensation, and such other powers as may be delegated to it by the Board.

(c) The Board shall establish and maintain a corporate governance committee (the “Corporate Governance Committee”) consisting of three (3) members of the Board, (i) one of whom shall be one of the Series A Directors, (ii) one of whom shall be on of the Management Directors, and (iii) one of whom shall be one of the Existing Shareholder Directors. The Corporate Governance Committee shall act by majority vote of its members.

1.5 Quorum.

(a) A simple majority of the number of directors shall constitute a quorum of the Board for purposes of conducting business; provided, however, that such quorum must be composed of at least the Milestone Director, the Merrill Lynch Director, and the Realm Director; provided further, however, that if either the Milestone Director, the Merrill Lynch Director or the Realm Director fails to attend a Board meeting that has been rescheduled (each rescheduled meeting shall be held with 7 days of notice) following two (2) adjournments of previously proposed Board meetings for which a quorum was unable to be established, then the presence of such Series A Director (who failed to attend the previously proposed Board meetings) shall no longer be required to constitute a quorum.

(b) At all times when the Board is conducting business at a meeting of the Board, a quorum must be present at such meeting. If a quorum shall not be present at any meeting of the Board, then the directors present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

1.6 WFOE. The board of directors of the WFOE shall consist of the same persons as those of the Board, and the directors of the WFOE shall be appointed and removed by the appointing parties in the same manner as provided for the Board in Section 1.2 and Section 1.3 above. For the avoidance of doubt, Section 1.2 and Section 1.3 hereof shall apply, mutatis mutandis, to the WFOE.

1.7 Waiver. The Company acknowledges that each Investor will likely have, from time to time, information that may be of interest to the Company or its subsidiaries (“Information”) regarding a wide variety of matters including, by way of example only, (1) an Investor’s technologies, plans and services, and plans and strategies relating thereto, (2) current and future investments an Investor has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with those of the Company or its subsidiaries, and (3) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with the Company or any of its subsidiaries. The Company recognizes that a portion of such Information may be of interest to the Company or any of its subsidiaries. The Company, as a material part of the consideration for this Agreement, agrees that the representatives of each Investor serving on the Board shall have no duty to disclose any Information to the Company or its subsidiaries, or permit the Company or any of its subsidiaries to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company or any of its subsidiaries if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit any Investor’s ability to pursue opportunities based on such Information or that would require any Investor or any representative of any such Investor to disclose any such Information to the Company or any of its subsidiaries or offer any opportunity relating thereto to the Company or any of its subsidiaries.

2. Registration Rights.

2.1 Applicability of Rights. Except as otherwise provided herein in this Section 2, the Holders (as defined below) shall be entitled to the following rights with respect to any potential public offering of the Ordinary Shares in the United States and shall be entitled to reasonably equivalent or analogous rights with respect to any other offering of the Company’s securities in any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

2.2 Definitions. For purposes of this Section 2:

(a) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act.

(b) Registrable Securities. The term “Registrable Securities” means: (1) any Ordinary Shares of the Company issued or issuable (A) pursuant to conversion of any shares of Series A Shares issued under the Purchase Agreement or (B) pursuant to the Right of Participation (defined in Section 3), (2) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any securities of the Company described in clause (1) of this subsection (b), and (3) any other Ordinary Shares of the Company owned or hereafter acquired by the Investors or any person to which rights under this Section 2 have been duly assigned in accordance with Section 8. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement.

(c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares that are (i) Registrable Securities and are then issued and outstanding, (ii) issuable upon conversion of Series A Shares then issued and outstanding, and/or (iii) issuable upon conversion or exercise of any warrant, right or other security then exercisable or convertible.

(d) Holder. For purposes of this Section 2, the term “Holder” means any person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement.

(e) Form F-1, Form F-2, Form F-3, Form S-1, Form S-2, Form S-3. The terms “Form F-1”, “Form F-2”, “Form F-3”, “Form S-1”, “Form S-2”, or “Form S-3” mean such respective forms under the Securities Act or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

(g) Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.3, 2.4, 2.5 and/or 2.6 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of one special counsel for the Holders, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(h) Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 2.3, 2.4, 2.5 and/or 2.6 hereof.

(i) Exchange Act. The term “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and any successor statute.

2.3 Demand Registration.

(a) Request by Holders of Series A Shares. If the Company shall, at any time after the earlier of (i) the third (3rd) anniversary of the date of this Agreement or (ii) six (6) months following the taking effect of a registration statement for an Initial Public Offering, receive a written request from the holders of at least 40% in voting power of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act (or file such similar document or take such other actions to enable a public offering and listing of the Registrable Securities in a non-US jurisdiction specified by the Initiating Holders (as defined below)) covering the registration of Registrable Securities pursuant to this Section 2.3, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act (or such other actions required for the public offering of Registrable Securities in such specified non-US stock exchange or quotation system) of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.3; provided that the Company shall not be obligated to effect any such registration unless the reasonably anticipated aggregate price to the public of such registration, net of Selling Expenses, shall be no less than US$5,000,000.

(b) Underwriting. If the Holders initiating the registration request under this Section 2.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall exclude all other equity securities of the Company that are not Registrable Securities from the underwriting (including but not limited to any Ordinary Shares held by any officers, directors, employees, consultants and other holders of Ordinary Shares). If a limitation of the number of Registrable Securities that may be included in the underwriting by the selling Holders is still required pursuant to this Section 2.3(b) after the exclusion and reduction mentioned in the immediately preceding sentence, the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Maximum Number of Demand Registrations. The Company shall not be obligated to effect more than two (2) such demand registrations pursuant to this Section 2.3.

(d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2.3 a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

2.4 Piggyback Registrations.

(a) The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company in the United States (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.3 of this Agreement or to any employee benefit plan or a corporate reorganization), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) Underwriting. If a registration statement under which the Company gives notice under this Section 2.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to Section 2.13, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) except for the Initial Public Offering, the number of Registrable Securities included in any such registration is not reduced below fifty percent (50%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. Notwithstanding anything to the contrary in the foregoing, the Company shall, subject to the managing underwriter’s right to exclude shares from registration and underwriting due to marketing factors (as described above), use its commercially reasonable efforts to permit the Investors to sell up to fifty percent (50%) of the aggregate number of shares to be sold in the Initial Public Offering.

(c) Not Demand Registration. Registration pursuant to this Section 2.4 shall not be deemed to be a demand registration as described in Section 2.3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.

2.5 Form F-3 or Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 or Form F-3 (or any comparable form for registration in a jurisdiction other than the United States) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.5:

(i) if Form F-3 or Form S-3 (or a comparable form for a jurisdiction other than the United States) is not available for such offering by the Holders; or

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$1,000,000.

Subject to the foregoing, the Company shall file a Form F-3 or Form S-3 registration statement (or a comparable form for a jurisdiction other than the United States) covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

(c) Not Demand Registration. A registration pursuant to this Section 2.5 shall not be deemed to be demand registrations as described in Section 2.3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.5.

2.6 Public Offerings Outside the United States.

(a) The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement (or its equivalent) under the securities laws of a jurisdiction other than the United States for purposes of effecting a public offering of securities of the Company outside of the United States, and shall afford each such Holder an opportunity to include in such registration statement (or its equivalent) all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement (or its equivalent) all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement (or its equivalent). If a Holder decides not to include all of its Registrable Securities in any registration statement (or its equivalent) thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements (or its equivalent) as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) Underwriting. If a registration statement (or its equivalent) under which the Company gives notice under this Section 2.6 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.6 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to Section 2.13, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated to each of the Holders requesting inclusion of their Registrable Securities in such registration statement (or its equivalent) and the other holders of securities of the Company whose securities are to be included in such registration statement on a pro rata basis based on the total number of shares of securities of the Company then held by each such holder. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement (or its equivalent). Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Not Demand Registration. Registration pursuant to this Section 2.6 shall not be deemed to be a demand registration as described in Section 2.3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.6.

2.7 Expenses. All Registration Expenses incurred in connection with any registration pursuant to Sections 2.3, 2.4, 2.5 or 2.6 (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Sections 2.3, 2.4, 2.5 or 2.6 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2.3 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.3.

2.8 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a) Registration Statement. Prepare and file with the SEC (or other comparable body in a jurisdiction other than the United States) a registration statement (or its equivalent) with respect to such Registrable Securities and use its best efforts to cause such registration statement (or its equivalent) to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, in the case of Registrable Securities registered under Form F-3 or Form S-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 or Form S-3 which are intended to be offered on a continuous or delayed basis, such one hundred twenty (120) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b) Amendments and Supplements. Prepare and file with the SEC (or other comparable body in a jurisdiction other than the United States) such amendments and supplements to such registration statement (or its equivalent) and the prospectus (or its equivalent) used in connection with such registration statement (or its equivalent) as may be necessary to comply with the provisions of the applicable securities laws with respect to the disposition of all securities covered by such registration statement (or its equivalent).

(c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the applicable securities laws, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the applicable securities laws.

(e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notification. Notify each Holder of Registrable Securities covered by such registration statement (or its equivalent) at any time when a prospectus relating thereto is required to be delivered under the Securities Act (or other applicable securities laws) of (i) the issuance of any stop order by the SEC (or other comparable body in a jurisdiction other than the United States) in respect of such registration statement (or its equivalent), or (ii) the happening of any event as a result of which the prospectus included in such registration statement (or its equivalent), as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement (or its equivalent) with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) letters dated as of (x) the effective date of the registration statement (or its equivalent) covering such Registrable Securities and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.9 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.3, 2.4, 2.5 or 2.6 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

2.10 Indemnification. In the event any Registrable Securities are included in a registration statement (or its equivalent) under Sections 2.3, 2.4, 2.5 or 2.6:

(a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, other United States federal or state law, or any other applicable securities laws of a jurisdiction other than the United States, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement (or its equivalent), including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, any other applicable securities laws of a jurisdiction other than the United States, or any rule or regulation promulgated thereunder in connection with the offering covered by such registration statement (or its equivalent);

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder.

(b) By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement (or its equivalent), each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement (or its equivalent) or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act, other United States federal or state law, or any other applicable securities laws of a jurisdiction other than the United States, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 2.10(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 2.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.10 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.10.

(d) Contribution. In order to provide for just and equitable contribution to joint liability in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 2.10 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.10 provides for indemnification in such case, or (ii) contribution under the applicable laws may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 2.10; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement (or its equivalent); and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 2.10 shall survive the completion of any offering of Registrable Securities in a registration statement (or its equivalent), regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.11 Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 2.3, 2.4, 2.5 and 2.6 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.3, 2.4, 2.5 or 2.6 more than five (5) years after the Initial Public Offering.

2.12 No Registration Rights to Third Parties. Without the prior written consent of the holders of a majority of the voting power of the Series A Shares then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the registration rights described in this Section 2, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

2.13 Market Stand-Off. Each Party agrees that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the Initial Public Offering, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to affiliates permitted by law) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters not to exceed 180 days from the effective date of the registration statement (or its equivalent) covering such Initial Public Offering or the pricing date of such offering as may be requested by the underwriters; provided that such market stand-off agreement shall apply only to the first registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering, but not to any Registrable Securities actually sold pursuant to such registration statement. The foregoing provision of this Section 2.13 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all officers, directors and holders of one percent (1%) or more of the Company’s outstanding share capital enter into similar agreements, and if the Company or any underwriter releases any officer, director or holder of one percent (1%) or more of the Company’s outstanding share capital from his or her sale restrictions so undertaken, then each Holder shall be notified no less than three (3) days prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company’s securities to execute prior to an Initial Public Offering a market stand-off agreement containing substantially similar provisions as those contained in this Section 2.13.

2.14 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3 or Form S-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s Initial Public Offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3 or Form S-3.

The provision of this Section 2.14 shall apply mutatis mutandis with respect to comparable regulatory bodies, provisions of applicable securities laws and comparable registration forms promulgated thereunder, in a non-US jurisdiction where the Company’s securities are listed.

3. Right of Participation.

3.1 General. The Investors and any holder of Series A Shares (or Ordinary Shares issued upon conversion of the Series A Shares) to which rights under this Section 3 have been duly assigned in accordance with Section 8 (each of the Investors and their respective assignees are hereinafter referred to as a “Participation Rights Holder”) shall have the right of first refusal to purchase such Participation Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any New Securities (as defined in Section 3.3) that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”).

3.2 Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such Participation Rights Holder, to (b) the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation.

3.3 New Securities. “New Securities” shall mean any Series A Shares, any other shares of the Company designated as “Preferred Shares,” Ordinary Shares or other voting shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such Series A Shares, Preferred Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Series A Shares, Preferred Shares, Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include:

(a) up to 52,631,579 (or such greater number as is approved by the Board of Directors (including all of the Series A Directors) Ordinary Shares (as adjusted for any share dividends, combinations reclassifications or splits with respect to such Ordinary Shares and the like) (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company (or any of its subsidiaries) pursuant to the Company’s employee share option plans approved by the Board and the holders of at least a majority of the Series A Shares then outstanding in accordance with the Restated Articles;

(b) any shares of Series A Shares issued under the Purchase Agreement, as such agreement may be amended, and any Ordinary Shares issued pursuant to the conversion thereof;

(c) any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(d) any securities issued upon the exercise, conversion or exchange of any outstanding security if such outstanding security constituted a New Security;

(e) any securities issued pursuant to a registered public offering by the Company;

(f) any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity;

(g) any securities issued to financial institutions or lessors in connection with real estate leases, commercial credit arrangements, equipment financings or similar transactions approved by a majority of the Board (including all of the Series A Directors) where the primary purpose of the arrangement is for non-equity financing; and

(h) any securities issued pursuant to a strategic partnership, joint venture or other arrangement approved by a majority of the Board (including all of the Series A Directors) where the primary purpose of the arrangement is for non-equity financing.

3.4 Procedures.

(a) First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have ten (10) business days from the date of receipt of any such First Participation Notice to agree in writing to purchase up to such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within such ten (10) business day period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase.

(b) Second Participation Notice; Oversubscription. If any Participating Rights Holder fails or declines to exercise its Right of Participation in accordance with subsection (a) above with respect to its full Pro Rata Share, the Company shall promptly give notice (the “Second Participation Notice”) to other Participating Rights Holders who exercised their Right of Participation with respect to their respective full Pro Rata Shares (the “Right Participants”) in accordance with subsection (a) above. Each Right Participant shall have five (5) business days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within two (2) business days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Right Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such oversubscribing Right Participant and the denominator of which is the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all the oversubscribing Right Participants. Each Right Participant who provides a notice to the Company under this Section 3.4, prior to the expiration of the Second Participation Period, informing the Company of its election to purchase an Additional Number of New Securities shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section 3.4 and the Company shall so notify the Right Participants within fifteen (15) business days following the date of the Second Participation Notice.

3.5 Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder exercises the Right of Participation within ten (10) days following the issuance of the First Participation Notice, the Company shall have ninety (90) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non price terms not more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 3.

3.6 Termination. The Right of Participation for each Participation Rights Holder shall terminate upon an Initial Public Offering resulting in a total market capitalization of the Company, immediately following the consummation of such offering, of at least US$150,000,000 and actual proceeds received by the Company of at least US$30,000,000 (a “Qualified Public Offering”).

4. Transfer Restrictions.

4.1 Certain Definitions. For purposes of this Section 4, “Ordinary Shares” means (i) the Company’s outstanding Ordinary Shares, (ii) the Ordinary Shares issued or issuable upon conversion of the Company’s outstanding preferred shares, (iii) the Ordinary Shares issuable upon exercise of outstanding options or warrants and (iv) the Ordinary Shares issuable upon conversion of any outstanding convertible securities; “First Refusal Right Holder” means each of the Investors and their respective assignees to whom their rights under this Section 4 have been duly assigned in accordance with this Agreement; and “Restricted Shares” means any of the Company’s securities now owned or subsequently acquired by any of the Founders or any Shareholder or their permitted assignees to whom their rights under this Section 4 have been duly assigned in accordance with this Agreement.

4.2 Sale of Restricted Shares; Notice of Sale. Subject to Section 4.6 of this Agreement, if any of the Founders or any Shareholder or their permitted assignees to whom their rights under this Section 4 have been duly assigned in accordance with this Agreement (the “Selling Shareholder”) proposes to sell or transfer any Restricted Shares held by it, then the Selling Shareholder shall promptly give written notice (the “Transfer Notice”) to each First Refusal Right Holder prior to such sale or transfer. The Transfer Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of Restricted Shares to be sold or transferred (the “Offered Shares”), the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

4.3 Right of First Refusal. Each First Refusal Right Holder will have the right, exercisable upon written notice (the “First Refusal Notice”) to the Selling Shareholder, the Company and each other First Refusal Right Holder within twenty (20) days after receipt of the Transfer Notice (the “First Refusal Period”) of its election to exercise its right of first refusal hereunder. The First Refusal Notice shall set forth the number of Offered Shares that such First Refusal Right Holder wishes to purchase, which amount shall not exceed the First Refusal Allotment (as defined below) of such First Refusal Right Holder. Such right of first refusal may be exercised as follows:

(a) First Refusal Allotment. Each First Refusal Right Holder shall have the right to purchase up to that number of the Offered Shares (the “First Refusal Allotment”) equivalent to the product obtained by multiplying the aggregate number of the Offered Shares by a fraction, the numerator of which is the number of Ordinary Shares held by such First Refusal Right Holder at the time of the transaction and the denominator of which is the total number of Ordinary Shares owned by all First Refusal Right Holders at the time of the transaction. Any First Refusal Right Holder shall not have a right to purchase any of the Offered Shares unless it exercises its right of first refusal within the First Refusal Period to purchase up to all of its First Refusal Allotment of the Offered Shares. To the extent that any First Refusal Right Holder does not exercise its right of first refusal to the full extent of its First Refusal Allotment, the Selling Shareholder and the First Refusal Right Holders who exercised their right of first refusal to the full extent of their respective First Refusal Allotments (the “Fully Exercising Participants”) shall, within five (5) days after the end of the First Refusal Period, make such adjustments to the First Refusal Allotment of each Fully Exercising Participants so that any remaining Offered Shares may be allocated to those Fully Exercising Participants on a pro rata basis.

(b) Expiration Notice. Within ten (10) days after expiration of the First Refusal Period the Company will give written notice (the “First Refusal Expiration Notice”) to the Selling Shareholder specifying either (i) that all of the Offered Shares was subscribed by the First Refusal Right Holders exercising their rights of first refusal or (ii) that the First Refusal Right Holders have not subscribed for all of the Offered Shares in which case, solely for the Founder, the First Refusal Expiration Notice will specify the Co-Sale Portion (as defined below) of the remaining Offered Shares for the purpose of their co-sale right described in Section 4.4 below.

(c) Purchase Price. The purchase price for the Offered Shares to be purchased by the First Refusal Right Holders exercising their right of first refusal will be the price set forth in the Transfer Notice, but will be payable as set forth in Section 4.3(d) below. If the purchase price in the Transfer Notice includes consideration other than cash, the cash equivalent value of the non cash consideration will be as determined by a reputable appraiser mutually agreed upon by the Selling Shareholder and the First Refusal Right Holders, which determination will be binding upon the Company, the First Refusal Right Holders and the Selling Shareholder, absent fraud or error.

(d) Payment. Payment of the purchase price for the Offered Shares purchased by the First Refusal Right Holders shall be made within thirty (30) days following the date of the First Refusal Expiration Notice. Payment of the purchase price will be made by wire transfer or check as directed by the Selling Shareholder.

(e) Rights of a Selling Shareholder. If any First Refusal Right Holder exercises its right of first refusal to purchase the Offered Shares, then, upon the date the notice of such exercise is given by such First Refusal Right Holder, the Selling Shareholder will have no further rights as a holder of such Offered Shares except the right to receive payment for such Offered Shares from such First Refusal Right Holder in accordance with the terms of this Agreement, and the Selling Shareholder will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Company for transfer to such First Refusal Right Holder.

(f) Application of Co-Sale Right. In the event that the First Refusal Right Holders have not elected to purchase any or all of the Offered Shares, then, solely with respect to the Founder, the sale of the remaining Offered Shares will become subject to the co-sale right of the First Refusal Right Holders as set forth in Section 4.4 below.

4.4 Co-Sale Right. To the extent that the First Refusal Right Holders have not exercised their right of first refusal with respect to any or all of the Founder’s Offered Shares, then each Right of First Refusal Holder (the “Co-Sale Right Holders”) shall have the right, exercisable upon written notice to the Founder, the Company and each other Co-Sale Right Holder (the “Co-Sale Notice”) within twenty (20) days after receipt of the First Refusal Expiration Notice (the “Co-Sale Right Period”), to participate in such sale of the Offered Shares on the same terms and conditions as set forth in the Transfer Notice. The Co-Sale Notice shall set forth the number of Company securities (on both an absolute and as-converted to Ordinary Shares basis) that such participating Co-Sale Right Holder wishes to include in such sale or transfer, which amount shall not exceed the Co-Sale Portion (as defined below) of such Co-Sale Right Holder. To the extent one or more of the Co-Sale Right Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Restricted Shares that the Founder may sell in the transaction shall be correspondingly reduced. The co-sale right of each Co-Sale Right Holder shall be subject to the following terms and conditions:

(a) Co-Sale Portion. Each Co-Sale Right Holder may sell all or any part of that number of Ordinary Shares held by it that is equal to the product obtained by multiplying (x) the aggregate number of the Offered Shares subject to the co-sale right hereunder by (y) a fraction, the numerator of which is the two times (2x) the number of Ordinary Shares (calculated on an as-if converted basis) owned by the Co-Sale Right Holder at the time of the sale or transfer, and the denominator of which is the total outstanding number of Ordinary Shares (calculated on an as-if converted basis) (“Co-Sale Portion”); provided, however, that notwithstanding the foregoing, if the aggregate number of the Offered Shares proposed to be sold by the Founder would result in the Founder no longer beneficially owning at least 50% of the number of Ordinary Shares beneficially owned by him as of the date hereof, the “Co-Sale Portion” shall be equal to the actual number of Ordinary Shares (calculated on an as-if converted basis) owned by the Co-Sale Right Holder. To the extent that any Co-Sale Right Holder does not participate in the sale to the full extent of its Co-Sale Portion, the Founder and the other Co-Sale Right Holders who participated to the full extent of their respective Co-Sale Portions (the “Fully Participating Co-Sale Right Holders”) shall, within five (5) days after the end of such Co-Sale Right Period, make such adjustments to the Co-Sale Portion of each Fully Participating Co-Sale Right Holder so that any remaining Offered Shares may be allocated to the Fully Participating Co-Sale Right Holders on a pro rata basis.

(b) Transferred Shares. Each participating Co-Sale Right Holder shall effect its participation in the sale by promptly delivering to the Founder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i) the number of Ordinary Shares which such Co-Sale Right Holder elects to sell;

(ii) that number of Series A Shares which is at such time convertible into the number of Ordinary Shares that such Co-Sale Right Holder elects to sell; provided in such case that, if the prospective purchaser objects to the delivery of Series A Shares in lieu of Ordinary Shares, such Co-Sale Right Holder shall convert such Series A Shares into Ordinary Shares and deliver Ordinary Shares as provided in Subsection 4.4(b)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser; or

(iii) a combination of the above.

(c) Payment to Co-Sale Right Holders. The share certificate or certificates that the participating Co-Sale Right Holder delivers to the Founder pursuant to Section 4.4(b) shall be transferred to the prospective purchaser in consummation of the sale of the Restricted Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Founder shall concurrently therewith remit to such Co-Sale Right Holder that portion of the sale proceeds to which such Co-Sale Right Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase any shares or other securities from a Co-Sale Right Holder exercising its co-sale right hereunder, the Founder shall not sell to such prospective purchaser or purchasers any Restricted Shares unless and until, simultaneously with such sale, the Founder shall purchase such shares or other securities from such Co-Sale Right Holder.

(d) Right to Transfer. To the extent the Co-Sale Right Holders do not elect to purchase, or, solely in the case of the Founder, to participate in the sale of, the Restricted Shares subject to the Transfer Notice, the Selling Shareholder may, not later than ninety (90) days following delivery to the Company and each of the First Refusal Right Holders of the Transfer Notice, conclude a transfer of the Restricted Shares covered by the Transfer Notice and not elected to be purchased by the First Refusal Right Holders, which in each case shall be on substantially the same terms and conditions as those described in the Transfer Notice. Any proposed transfer on terms and conditions which are different from those described in the Transfer Notice, as well as any subsequent proposed transfer of any Restricted Shares by the Selling Shareholder, shall again be subject to the right of first refusal of the First Refusal Right Holders and, solely in the case of the Founder, the co-sale right of the Co-Sale Right Holders and shall require compliance by the Selling Shareholder with the procedures described in Section 4.2, Section 4.3 and, solely in the case of the Founder, Section 4.4 of this Agreement.

4.5 Exempt Transfers. Subject to Section 4.6(a) hereof, the right of first refusal and co-sale rights shall not apply to any transfer to a Permitted Transferee (as defined below); provided that adequate documentation therefor is provided to the Board and the First Refusal Right Holders to their satisfaction and that any such Permitted Transferee agrees in writing to be bound by this Agreement in place of the relevant transferor; provided, further, that such transferor shall remain liable for any breach by such Permitted Transferee of any provision hereunder. For purposes of this Agreement, a “Permitted Transferee” shall mean (i) in the case of a party which is an individual, its parents, children or spouse, or trusts for the benefit of such persons for bona fide estate planning purposes, and (ii) in the case of a party who is an entity, any partner, member or affiliate of such entity.

4.6 Prohibited Transfers.

(a) Notwithstanding anything to the contrary contained herein, the Founder, the Shareholders or their Permitted Transferees shall not, without the prior written consent of the holders of a majority in voting power of the Series A Shares outstanding, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any Company securities now held by them or their Permitted Transferees to any person prior to an Qualified Public Offering.

(b) Any attempt by a Party to sell or transfer Restricted Shares in violation of this Section 4 shall be void, and the Company hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of the holders of a majority in voting power of the Series A Shares outstanding. For avoidance of doubt, any proposed sale or transfer of Restricted Shares by the Founder in violation of this Section 4 (including, without limitation, the co-sale provisions of Section 4.4) shall be void.

4.7 Legend.

(a) Each certificate representing the Restricted Shares shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(b) Each Party agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 4.7(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of this Section 4.

4.8 Term. The provisions under this Section 4 shall terminate upon a Qualified Public Offering.

5. Other Rights and Covenants.

5.1 Qualified Public Offering. The Company shall use its best efforts, and each of the Founders, the Shareholders, and their permitted assignees to whom their rights under this Agreement have been duly assigned in accordance with this Agreement shall use commercially reasonable efforts, to achieve an Qualified Public Offering prior to the expiration of the twenty (20) month period after the date hereof.

5.2 Founder Lock-Up. In connection with the Qualified Public Offering, each of the Founders and its Permitted Transferees shall agree in writing to be bound by the same market-stand off restrictions as set forth in Section 2.13 of this Agreement.

5.3 Non-Competition. Each of the Founders shall not engage in any business and shall not otherwise participate in, directly or indirectly (whether as an officer, director, employee, partner, consultant, holder of an equity or debt investment, lender or in any other manner or capacity), or lend their name (or any part, variant or formative thereof) to, any business which is, or as a result of the Founder’s engagement or participation would become, competitive with any significant aspect of the business of the Company, the WFOE, or any of their subsidiaries.

5.4 Meetings of the Board. The Board shall meet at least once in every three-month period.

5.5 Cash Management. Free cash of the Company shall be deposited in one or more demand deposit accounts established under the name of the Company with banks or financial institutions having aggregate capital and surplus in excess of US$500,000,000.

5.6 Future Issuance of Securities. In addition to such other limitations as may be provided in the Restated Articles, the Company shall not issue any Ordinary Shares (or any other securities of the Company that are exercisable for or convertible into Ordinary Shares) after the date hereof (other than pursuant to existing options, warrants or other securities convertible into or exchangeable or exercisable for the Ordinary Shares or pursuant to the Purchase Agreement) unless each recipient of any such securities executes a counterpart to this Agreement and agrees to be bound as a Shareholder hereunder.

5.7 Directors Indemnification; Insurance. The Restated Articles shall at all times provide for the indemnification of the directors of the Company, their affiliates and any directors, officers, partners, members, employees, agents and spouse of the foregoing (collectively, the “Indemnitees”), as applicable to the maximum extent provided by the law of the jurisdiction in which the Company is organized. At the request of any director appointed by any Investor, the Company will promptly enter into an indemnification agreement with such director on customary terms and conditions covering the relevant Indemnitees as such director may request. The Company shall obtain and pay for (subject to a reasonable annual premium) directors’ and officers’ insurance covering the relevant Indemnitees for an insured amount of no less than US$7,500,000.

5.8 Proposed Transfers by Series A Share Holders. In the event that any holder of Series A Shares proposes to transfer any equity securities of the Company to a bona fide transferee, each such proposed transferor shall, notwithstanding anything to contrary as set forth herein or in the Purchase Agreement, be entitled to disclose to such proposed transferee any information, documents or materials known to or otherwise available to the proposed transferor which pertain to the Company or the WFOE. The Company and the WFOE hereby agree to provide such information and assistance as may be reasonably requested by such proposed transferor or proposed transferee in order to facilitate such proposed transfer.

5.9 Employee Benefit Indemnity. Each of the Founders and the Shareholders whose names are set forth on Exhibit B hereto as of the date hereof (and their permitted assigns and transfers) hereby, jointly and severally, undertakes to indemnify the Investors against any and all losses, liabilities, damages, suits, obligations, fines, judgments or settlements of any kind (including, without limitation, all reasonable legal costs, costs of recovery and other expenses incurred by the Investors) resulting from any claim relating to the WFOE’s failure to contribute to any welfare funds, social benefits, medical benefits, insurance, retirement benefits, housing fund and pensions the amounts that it is required to contribute under the relevant laws of the People’s Republic of China (the “Employee Benefit Losses”). For purposes of this Section 5.9, the Pro Rata Portion attributable to any Founder or Shareholder (as applicable) shall be a fraction, the numerator of which is the number of shares in the Company held, as of the Initial Closing, by such Founder or Shareholder, and the denominator of which is the total number of shares in the Company held, as of the Initial Closing, by all the Founders and the Shareholders whose names are set forth on Exhibit B hereto.

5.10 Compliance with Anti-Money Laundering Laws. Each of the Parties shall comply with anti-money laundering laws, rules, and regulations of its own jurisdiction, has established and maintains an anti-money laundering program in accordance with laws, rules and regulations of its jurisdiction, and does not to its knowledge have a business relationship with any persons subject to any sanctions list.

5.11 Compliance with Foreign Corrupt Practices Law. Each of the Parties (a) acknowledges that it is aware of and familiar with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and its purposes and all laws, regulations, notices, decrees and decisions in applicable jurisdictions concerning bribery issues (“Applicable Anti-Bribery Laws”) and (b) will take no action and make no payment (including promises to take action or to make payments) in violation of, or that might cause any other party or its affiliates or subsidiaries to be in violation of, the FCPA, Applicable Anti-Bribery Laws or any other applicable laws and regulations.

6. Assignment and Amendment.

6.1 Assignment. Notwithstanding anything herein to the contrary, any right of an Investor hereunder are fully assignable in connection with a transfer of shares of the Company by such Investor; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the shareholder at the time of such assignment, stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.

6.2 Amendment of Rights. Unless otherwise specifically provided herein, this Agreement may be amended only by agreement in writing on behalf of all Parties by the consent of the Company and the holders of one hundred percent (100%) of the voting power of the Series A Shares then outstanding; provided, however, the addition of additional Investors hereunder who purchase Series A Shares pursuant to the Purchase Agreement or additional parties who become Shareholders hereunder pursuant to Section 5.6 above and the updating of Exhibit A and/or Exhibit B attached hereto in order to reflect such additions shall not constitute an amendment of this Agreement, and consent of the Company and holders of the Series A Shares shall not be required. Except as otherwise specifically provided herein, no waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed (i) with respect to the Company, or the WFOE, by the Company; and (ii) with respect to any holder of the Series A Shares, by such holder.

7. Corporate Governance Matters. In addition to such other limitations as may be provided herein or in the Restated Articles, the effectuation of any of the following actions involving the Company (the term “Company” shall include the Company, the WFOE, all subsidiaries of the Company or the WFOE, and entities directly or indirectly controlled by the Company, the WFOE or their respective subsidiaries) shall require (i) as long as any of the Series A Shares issued under the Purchase Agreement remain outstanding and except as otherwise required by law, the affirmative vote at a general meeting by, or the prior written consent signed by the holders of, at least an eighty percent (80%) majority of the voting power of the Series A Shares then outstanding, voting together as a single class and to the exclusion of any other class of shares; and (ii) as long as any Series A Director remains on the Board, the approval or written consent of all of the Series A Directors:

(a) Any alteration of the rights, powers, preferences or restrictions for the Series A Preferred Shares, or any increase or decrease in the authorized number of Series A Preferred Shares or Ordinary Shares;

(b) The creation, issuance, or authorization (by reclassification or otherwise) of any class or series of equity securities, or any additional securities exercisable, convertible or exchangeable for any equity securities;

(c) The amendment, alteration, waiver or repeal of any provision of the memorandum of association, articles of association or any other constitutional documents of the Company or any of its Subsidiaries;

(d) The merger, amalgamation or consolidation (or other similar transaction) of the Company or any Subsidiary with any party;

(e) The sale, lease, exchange, transfer, contribution, mortgage, pledge, encumbrance or other disposition of any fixed assets or intangible assets of the Company or any Subsidiary (whether in an individual transaction or a series of related transactions) where the value of the transaction(s) exceeds US$200,000 (excluding the sale, transfer, or other disposition of inventory by the Company or any Subsidiary in the ordinary course of business);

(f) Any filing for any bankruptcy, voluntary dissolution, winding-up, liquidation, recapitalization, reorganization, split-up or spin-off, with respect to the Company or any Subsidiary;

(g) Any appointment or dismissal of the outside independent auditors of the Company or any Subsidiary;

(h) Any material change to the Company’s or any Subsidiary’s accounting policies, practices, methods or principles that is not (i) required by applicable regulatory authorities or (ii) otherwise required to comply with applicable laws, rules and regulations;

(i) Any material change in the business activities engaged by the Company or any Subsidiary;

(j) The incurrence of any indebtedness or assumption of any financial obligation, or otherwise the issuance, assumption, guarantee or creation of any liability for borrowed money, that results in a deviation of more than 10% from the planned incurrence of indebtedness amount set forth in the then-current business, financial and operating plan and annual budget plan (collectively, the “Annual Budget Plan”), which Annual Budget Plan has been approved by the Board of Directors (including all of the Series A Directors);

(k) Any capital expenditure or any purchase of intangible assets that results in a deviation of more than 5% from the planned capital expenditure or planned purchase of intangible assets set forth in the Annual Budget Plan;

(l) Any actual change in expenditures that results in a deviation of more than 10% from the planned expenditures set forth in the Annual Budget Plan;

(m) Any transaction (or any series of related transactions) with any affiliate that is not (i) in the ordinary course of business and (ii) on an arms-length basis;

(n) Any adoption of, or material amendment to, an employee stock option plan or other similar equity incentive plan;

(o) Any material change to the compensation and bonus of any executive officer or senior employee of the Company or any Subsidiary;

(p) Any appointment, nomination, termination or change of the chief executive officer, chief financial officer and chief operating officer (or the equivalent) of the Company or any Subsidiary;

(q) The selection of any listing exchange for a registered initial public offering of the shares of the Company and the approval of the valuation of the Company in connection with such offering as well as the number of shares of the Company to be sold in such offering;

(r) Any increase or decrease of the authorized size of the Board;

(s) Any withdrawal, disbursement, check or draft drawn on the accounts of the Company which are made outside the ordinary course of business and for an amount in excess of US$200,000;

(t) The commencement of any legal action, arbitration, mediation or claims and any decision to settle any lawsuits or claims; or

(u) The adoption and approval of Annual Budget Plan.

8. Confidentiality.

8.1 Disclosure of Terms. The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, any other document contemplated hereunder, and the transactions contemplated hereunder and thereunder, including their existence (collectively, the “Terms”), shall be considered confidential information and shall not be disclosed by any Party to any third party except as otherwise permitted in accordance with the provisions set forth below.

8.2 Permitted Disclosures. Notwithstanding the foregoing, (i) any Party may disclose the Terms, the existence of the investment and the identity of the Investors solely to its affiliates, current investors, investment bankers, lenders, accountants, legal counsels, employees, and bona fide prospective investors, in each case only where such persons or entities are under strict nondisclosure obligations and have a need to obtain such information; and (ii) each Investor may, at its option, without disclosing the identities of the other Investors absent their consent, disclose the Terms and the existence of its investment in the Company to any person, in a press release, or pursuant to any other public announcement. In the event that an Investor has disclosed information pertaining to the transactions contemplated hereunder in a press release or other public announcement, any such information so disclosed may subsequently be disclosed by the Company or any other Investor.

8.3 Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to applicable securities laws or as required by applicable rules of any stock exchange or securities regulatory authority) to disclose the existence of this Agreement or content of any of the Terms in contravention of the provisions of this Section 10, such Party (the “Disclosing Party”) shall, provide the other Parties with prompt written notice of that fact so that the appropriate Party may, with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

8.4 Press Releases, Etc. Within sixty (60) days after the date hereof, the Company may issue a press release disclosing that the Investors have invested in the Company; provided, however, that (i) such press release shall not disclose any other Terms; and (ii) the content of such press release shall have been approved in writing in advance by the Investors. The name of each Investor and the fact that such Investor is a shareholder of the Company can be included in a reusable press release boilerplate statement, so long as such Investor has given the Company its approval of such boilerplate statement and the boilerplate statement is reproduced in exactly the form in which it was approved. No other announcements regarding any Term or any Investor in a press release, conference, advertisement, announcement, professional or trade publication, marketing materials or otherwise to the general public may be made without the prior written consent of each Investor.

8.5 Other Confidentiality Obligations. The provisions of this Section 8 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated hereby.

8.6 Notices. All notices required under this Section 8 shall be made pursuant to Section 11.1 of this Agreement.

9. General Provisions.

9.1 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit C hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other Party as set forth in Exhibit C; or (d) three (3) business days after deposit with an international overnight delivery service, postage prepaid, addressed to the Parties as set forth in Exhibit C with next business day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.1 by giving the other Parties written notice of the new address in the manner set forth above.

9.2 Entire Agreement. This Agreement and the Purchase Agreement, any Ancillary Agreements (as defined in the Purchase Agreement), together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations among the Parties respecting the subject matter hereof.

9.3 Governing Law. This Agreement shall be governed by and construed exclusively in accordance the internal laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of Hong Kong to the rights and duties of the Parties hereunder.

9.4 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

9.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.

9.6 Successors and Assigns. Subject to Section 6.1 hereof, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Parties.

9.7 Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

9.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts transmitted by facsimile shall be deemed to be originals.

9.9 Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Series A Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Series A Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

9.10 Aggregation of Shares. All Series A Shares or Ordinary Shares held or acquired by affiliated entities or persons (as defined in Rule 144 under the Securities Act) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

9.11 Shareholders Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Memorandum and Articles or any other constituent documents of the Company, the WFOE or any of their respective subsidiaries, the terms of this Agreement shall control. The Parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend such constituent documents of the Company, the WFOE or any of their respective subsidiaries so as to eliminate such inconsistency.

9.12 Dispute Resolution.

(a) Negotiation Between Parties. The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all Parties within thirty (30) days, Section 11.12(b) shall apply.

(b) Arbitration. In the event the Parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at Hong Kong International

Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English.

9.13 Further Actions. Each shareholder of the Company agrees that it shall use its best effort to enhance and increase the value and principal business of the Company.

9.14 Specific Performance. The Parties acknowledge that, in view of the transactions contemplated by this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the non-breaching Parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which such non-breaching Parties may be entitled at law or in equity.

9.15 Conflicts Between Different Translations. This Agreement shall be executed in English and, in the event of any conflict between the English language version of this Agreement and any translation of this Agreement into a language other than English, such English language version shall prevail, except with respect of any disclosure schedules to this Agreement, which may be provided in Chinese in whole or in part and shall not be translated into English.

9.16 Restatement of Prior Agreement. The parties to this Agreement, pursuant to Section 6.2 of the Prior Agreement and on behalf of all parties to the Prior Agreement, hereby agree that this Agreement shall amend, restate, and supersede the Prior Agreement in all respects.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to duly execute this Agreement as of the date and year first above written.

THE COMPANY:

TRINA SOLAR ENTERGY HOLDING LIMITED CO.

By:	/s/ Gao Jifan
Name:	Gao Jifan
Title:	Director

THE WFOE:

CHANGZHOU TRINA SOLAR ENERGY CO., LTD.

By:	/s/ Gao Jifan
Name:	Gao Jifan
Title:	LEGAL REPRESENTATIVE

THE FOUNDERS:

/s/ Gao Jifan
Gao Jifan
/s/ Wu Chunyan
WU Chunyan

TRINA INTERNATIONAL INVESTMENT CO., LTD.

By:	/s/ Gao Jifan
Name:	Gao Jifan
Title:	Director

[SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT]

THE FOUNDERS:

PERSEVERANCE INTERNATIONAL INVESTMENT CO., LTD.

By:	/s/ WU Chunyan
Name:	WU Chunyan
Title:	Director

THE INVESTORS:

MILESTONE SOLAR HOLDINGS I LIMITED

By:	/s/ Liping Qiu
Name:	Liping Qiu
Title:

MILESTONE SOLAR HOLDINGS II LIMITED

By:	/s/ Liping Qiu
Name:	Liping Qiu
Title:

TRIUMPH SKY TECHNOLOGY LIMITED

By:	/s/ Liping Qiu
Name:	Liping Qiu
Title:

ACCURATE GROUP HOLDINGS LIMITED

By:	/s/ Liping Qiu
Name:	Liping Qiu
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT]

THE INVESTORS:

INDOPARK HOLDINGS LIMITED

By:	/s/
Name:
Title:

VDCI SA

By:	/s/
Name:
Title:

IPROP HOLDINGS LIMITED

By:	/s/
Name:
Title:

REALM INVESTMENTS LIMITED

By:	/s/ John Hammill
Name:	John Hammill
Title:	Director

By:	/s/ Sven Hansen
Name:	Sven Hansen
Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT]

THE SHAREHOLDERS:

SINO BASE INVESTMENT CO., LTD.

By:	/s/ Yip Laishing
Name:	Yip Laishing
Title:	Director

TRINA INTERNATIONAL INVESTMENT LIMITED

By:	/s/ Gao Jifan
Name:	Gao Jifan
Title:	Director

DIVINE LAND INTERNATIONAL INVESTMENT LIMITED

By:	/s/ Liu Canfang
Name:	Liu Canfang
Title:	Director

PERSEVERANCE INTERNATIONAL INVESTMENT LIMITED

By:	/s/ Wu Chunyan
Name:	Wu Chunyan
Title:	Director

SOUTH GREAT INVESTMENT LIMITED

By:	/s/ Shi Jianwei
Name:	Shi Jianwei
Title:	Director

[SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT]

LIST OF EXHIBITS

Exhibit A	Schedule of Investors

Exhibit B	Schedule of Shareholders

Exhibit C	Notices

EXHIBIT A

Schedule of Investors

Milestone Solar Holdings I Limited

Company no.: 1020560

Registered address: P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Milestone Solar Holdings II Limited

Company no.: 1020561

Registered address: P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Triumph Sky Technology Limited

Company no.: 1013001

Registered address: P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Accurate Group Holdings Limited

Company no.: 587612

Registered address: P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Indopark Holdings Limited

Company no.: 57270

Registered address: c/o DTOS Ltd, 4th Floor, IBL House, Caudan, Port Louis, Republic of Mauritius

VDCI S.A.

Company no.: B 70292

Registered address: 35, boulevard Prince Henri, L-1724 Luxembourg

IPROP Holdings Limited

Company no.: not applicable

Registered address: P. O. Box 662, Citco Building, Wickhams Cay, Road Town, Tortola, British Virgin Islands

Realm Investments Limited

Company no.: 90670

Registered address: 3rd Floor, Britannic House, 9 Hope Street, St Helier, Jersey, Channel Islands, JE2 3NS

EXHIBIT B

Schedule of Shareholders

Sino Base Investment Co., Ltd.

Trina International Investment Limited

Divine Land International Investment Limited

Perseverance International Investment Limited

South Great Investment Limited

EXHIBIT C

Notices

To the Company, the WFOE and the Founders:

Ms. Hua Wu

Changzhou Trina Solar Energy Co., Ltd.

No. 2 Xin Yuan Yi Road

Electronic Park

New District

Chang Zhou City 213031, China

Fax: 86 519 548 5869

To the Investors:

Milestone Capital Management Ltd.:

Mr. Liping Qiu

Unit A 904-905, Huixin Plaza

No. 8 Beichen Road, Chaoyang District

Beijing 100101, China

Fax: 86 10 8497 1449

Indopark:

c/o Mr. David J. Lee

Merrill Lynch (Asia Pacific) Limited

17/F ICBC Tower

3 Garden Road, Central

Hong Kong

Fax: 852 2161 7148

Realm Investments Limited:

Mr. John Hammill

9 Hope Street, St. Helier

Jersey, Channel Islands

JE2 3NS

Fax: 44 1534 754 510

IPROP Holdings Limited:

Alan Grieve

c/o V & R Managament Services AG

Hinterbergstrasse 22

CH6330 Cham

Switzerland

Fax: + 41 727 2356

VDCI SA:

Alan Grieve

c/o Richemont Luxury Group SA

35 boulevard Prince Henri

L1724 Luxembourg

Fax: +352 22 4219

To the Shareholders:

Ms. Hua Wu

Changzhou Trina Solar Energy Co., Ltd.

No. 2 Xin Yuan Yi Road

Electronic Park

New District

Chang Zhou City 213031, China

Fax: 86 519 548 5869